CONSENT


We have issued our reports dated August 30, 1996 and March 12, 1997 accompanying the consolidated financial statements of Larson Davis Incorporated and Subsidiaries appearing in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 and the Transition Report on Form 10-K for the six months ended December 31, 1996, as amended on Form 10-K/A, respectively, both appearing in the 1996 Annual Report of the Company to its shareholders, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".


                                          /s/ Grant Thornton, LLP

                                          GRANT THORNTON, LLP

Provo, Utah
October 24, 1997